EXHIBIT 99.1


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For Immediate Release
Tuesday, October 3, 2006


For further information contact
Edsel R. Burns
Energy Services Acquisition Corp.
(304) 528-2791

Press Release

Energy Services Acquisition Corp. announces separate trading of its Common Stock and Warrants

Huntington, West Virginia, October 3, 2006 - Energy Services Acquisition Corp. (the "Company"; AMEX: ESA-U) announced today that Ferris, Baker Watts, Incorporated, lead underwriter for the initial public offering of the Company's initial public offering of 8,600,000 units, has notified the Company that separate trading of the common stock and warrants included in the units would commence on or about October 3, 2006. The common stock and warrants will trade on the American Stock Exchange under the symbols "ESA" and "ESA-WS," respectively.

A registration statement relating to these securities was filed and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of Energy Services Acquisition Corp., nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Energy Services  Acquisition Corp.
Energy Services Acquisition Corp. is a newly organized blank check company formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other similar business combination, an operating business. The Company intends to focus their efforts on acquiring an operating business in the energy services sector headquartered in North America, but their efforts in identifying a prospective target business will not be limited to a particular industry.